AGREEMENT OF PURCHASE AND SALE
                           AND JOINT ESCROW INSTRUCTIONS


TO: First American Title
      Insurance Company
    345 California Street,        Escrow Officer:  Virginia Breffman
    Suite 2400                    Title Order No:  SP-276188
    San Francisco, CA 94103-3047
    Tel.:  415-837-2220
    Facsimile:  415-398-1750

          THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of the 8th day of April, 1998, and constitutes an agreement by which Macor, Inc., a California corporation ("Seller"), agrees to sell, and SKS Investments LLC, a Delaware limited liability company ("Buyer"), agrees to purchase, on the terms and conditions set forth below:
          A. That certain real property located at 1950 - 17th Street in San Francisco, California, as more particularly described in the April 8, 1998, Commitment prepared by First American Title Insurance Company ("Escrow Holder") on Exhibit "A" attached hereto (the "Report"), together with any and all rights, privileges, tenements, hereditaments, entitlements, easements, rights-of-way and appurtenances belonging or appertaining to the same (collectively, the "Land"), together with all buildings and improvements located on the Land (collectively, the "Improvements"). The Land and the Improvements are collectively referred to herein as the "Property."

          B. Buyer intends to demolish the Improvements.

          The terms and conditions of this Agreement and the instructions to Escrow Holder with regard to the escrow
("Escrow") created pursuant hereto are set forth below.

          1. Purchase and Sale.  For valuable
consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and conditions herein set forth.

          2. Deposit. Within two (2) business days following the mutual execution of this Agreement, Buyer will deposit into the Escrow the sum of One Hundred Thousand Dollars ($100,000)in immediately available funds (the
"Initial Deposit"). Concurrently with Buyer's delivery of the Due Diligence Waiver pursuant to Section 7(a)(i), Buyer will make an additional deposit of Four Hundred Thousand Dollars ($400,000) (the "Additional Deposit"). The Initial Deposit and the Additional Deposit, together with the interest earned thereon, are hereinafter collectively
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referred to as the "Deposit").  Upon Buyer's delivery of such
Due Diligence Waiver, the Deposit will become non-refundable (except as otherwise provided herein) subject only to Seller's fulfillment of its obligations hereunder. The Deposit will be credited against the Purchase Price. The Deposit will be invested by Escrow Holder in an interest-bearing account acceptable to Buyer with all interest accruing thereon to be credited to the account of Buyer.

          3. Purchase Price; Optional Reduction in Purchase
Price.

             (a) Purchase Price.  The purchase price
("Purchase Price") for the Property will be Five Million Seven Hundred Thousand Dollars ($5,700,000). Buyer will deposit prior to the Close of Escrow (as such term is defined in Section 5(b)) immediately available funds (which will include the Deposit) in an amount equal to the Purchase Price.

             (b) Environmental Remediation Credit. Buyer will be entitled to a credit against the Purchase Price equal to fifty percent (50%) of all environmental remediation costs required to remediate the Property up to a maximum credit of Two Hundred Fifty Thousand Dollars ($250,000). Buyer's environmental consultant in good faith will estimate and reasonably itemize such remediation costs in writing prior to the end of the Due Diligence Period.

             (c) Landfill Disposal Obligation.  As
additional consideration for the Property, Buyer will cause all contaminated soil removed from either the Property or the sites in San Francisco controlled by Buyer or its affiliates at: 475 Brannan Street; the block bounded by Bryant Street, York Street and 19th and 20th Streets; and 500 Treat Street, to be placed in a landfill reasonably designated by Norcal Waste Systems at prevailing and competitive fees.

          4. Certain Covenants of Seller and Buyer.

             (a) Documents. Seller has provided Buyer with copies of the documents listed in Exhibit "B" attached hereto (the "Documents").

             (b) Access to Property.  From and after
payment of the Initial Deposit until the Close of Escrow, Buyer, its agents, contractors and subcontractors will have the right to enter upon the Property, at reasonable times during ordinary business hours, to make any and all inspections and tests as may be necessary or desirable in Buyer's sole judgment and discretion. Buyer will use care and consideration in connection with any of its inspections. Buyer will indemnify and hold Seller harmless from any and
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all damage or destruction arising out of or resulting from
the negligence of Buyer, its agents, contractors and/or subcontractors in connection with such entry and/or activities upon the Property.

          Buyer will have the right to contact any governmental or quasi-governmental entity or authority to investigate any matters relating to the Property. Seller agrees to cooperate reasonably with the Buyer in Buyer's inspection of the Property.

             (c) Operation of Property. Seller covenants that from and after the date of this Agreement and to and until the Close of Escrow, Seller will:

                 (i) No Contracts.  Not, without Buyer's
prior written consent, enter into any lease or other agreement or contract that in any way affects the Property and that will survive the Close of Escrow;

                (ii) No Encumbrances.  Not alienate,
lien, encumber or otherwise transfer any of the Property, or any interest therein except as may be required by law; and

               (iii) Notice of Change of Condition.
Promptly notify Buyer of any change in any condition with respect to the Property that materially and adversely affects the Land.

               (iv) Maintenance of Land.  Not:
(i) permit any active waste or act that would tend to diminish the value of the Land; (ii) store, manufacture, use or sell any hazardous or toxic substances on, in or under the Property except in the course of Seller's ordinary commercial operations; or (iii) cause any liens, encumbrances or easements to be placed on the Property, or, except in an emergency, enter into any agreement regarding the repair, improvement or any other matter affecting the Property that would be binding on Buyer or the Property after the Close of Escrow without the consent of Buyer which will not be unreasonably withheld or delayed.

                (v) Maintenance of Insurance.  Maintain
all the insurance policies affecting the Property in full
force and effect.
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          5. Escrow.

             (a)) Opening of Escrow. Promptly following execution of this Agreement, the parties hereto will cause a copy of this Agreement (showing the signatures of the parties thereon) to be delivered to Escrow Holder. For purposes of this Agreement, the Escrow will be deemed opened on the date Escrow Holder will have received such copy of this Agreement plus the Initial Deposit. Escrow Holder will notify Buyer and Seller, in writing, of the date Escrow is opened and will return to each of the parties a copy of the last page of this Agreement duly executed by Escrow Holder. In addition, Buyer and Seller will execute, deliver and be bound by any reasonable and customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions will not conflict with, amend or supersede any portions of this Agreement. If there is any inconsistency between such supplemental instructions and this Agreement, this Agreement will control.

             (b) Close of Escrow. For purposes of this Agreement, the "Close of Escrow" will be defined as the date that the Grant Deed, the form of which is attached hereto as Exhibit "C" ("Grant Deed") conveying the Real Property to Buyer, is recorded in the Official Records of San Francisco County, California. The Close of Escrow will occur between June 30, 1998, and July 31, 1998, as determined by Seller by written notice to Buyer on or before June 3, 1998 (the "Closing Date").

          6. Title.

             (a) Condition of Title.  It will be a
condition to the Close of Escrow that title to the Real Property be conveyed to Buyer by Seller by the Grant Deed subject to all of the exceptions in the Report and subject to non-delinquent taxes and assessments and matters which would be disclosed by an ALTA Survey of the Real Property and free and clear of all occupants and tenancies ("Approved Condition of Title"). Seller covenants and agrees that during the term of this Escrow, it will not voluntarily cause title to the Real Property to differ from the Approved Condition of Title.

             (b) Title Policy.  At the Close of Escrow,
Seller will convey title to the Real Property to Buyer in fee simple subject only to the Approved Condition of Title.
Title will be evidenced by the willingness of the Escrow Holder to issue its ALTA Extended Coverage Owner's Form Policy of Title Insurance, with such endorsements as Buyer may reasonably require, in the amount of the Purchase Price
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(or any lesser amount agreed to by Buyer in its sole
discretion) showing title to the Property vested in Buyer subject only to the Approved Condition of Title (the "Title Policy").

          7. Certain Conditions to Close of Escrow.

             (a) Conditions to Buyer's Obligations.  The
Close of Escrow and Buyer's obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction, in Buyer's sole and absolute discretion, of each of the following conditions for Buyer's benefit:

                 (i) Due Diligence Period.  Buyer will
have until noon PDT on May 29, 1998, to review and approve the Property (the "Due Diligence Period"). If Buyer does not notify Seller in writing before the end of the Due Diligence Period that Buyer is satisfied with the Property (the "Due Diligence Waiver"), then this Agreement will be terminated and the Deposit will be returned to Buyer.

                (ii) Underground Storage Tank Removal.
During the Due Diligence Period, Seller will have removed, at Seller's expense, an underground storage tank which Seller believes is located on the east central portion of the Property, and Seller will have provided Buyer with all information available to Seller with respect to such removal and related soil remediation or removal.

               (iii) Title. On the Closing Date, Seller will deliver insurable title to the Real Property to the Buyer in fee simple, subject only to the Approved Condition of Title, and the Escrow Holder will be committed to issue the Title Policy upon payment of the scheduled premium.

                (iv) Deposits. Seller will have made the deposits set forth in Section 8 hereof.

                 (v) Representations, Warranties and
Covenants of Seller. Seller will have duly performed each and every agreement to be performed by Seller hereunder. The representations and warranties of Seller contained herein will be true and correct in all material respects as of the Closing Date.

                (vi) No Material Adverse Changes.  At the
Closing Date, there will have been no material adverse changes in the physical condition of the Land.

             (b) Conditions to Seller's Obligations.  The
Close of Escrow and Seller's obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of each of the following conditions for Seller's
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benefit:

                 (i) Deposits.  Buyer will have made the
deposits set forth in Section 9 hereof.

                (ii) Buyer's Obligations.  Buyer will
have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.

          8. Deposits by Seller. At least one (1) business day prior to the Closing Date, Seller will deposit or cause to be deposited with Escrow Holder the following documents and instruments:

             (a) Grant Deed.  The Grant Deed conveying the
Property to Buyer, duly executed by Seller, acknowledged and in recordable form.

             (b) Seller's Certificate. A certificate of non-foreign status ("Seller's Certificate"), duly executed, by Seller, in the form attached hereto as Exhibit "D".

             (c) Additional Documentation.  Such
additional documentation as Buyer and/or Escrow Agent may deem reasonably necessary in order to effectuate the transactions set forth in this Agreement.

          9. Deposits by Buyer. On or before the Closing Date, Buyer will deposit or cause to be deposited with Escrow Holder the funds which are to be applied towards the payment of the Purchase Price in the amounts and at the times designated in Sections 2 and 3 hereof. Buyer further will deposit such documentation as Seller or Escrow Holder may deem reasonably necessary to effectuate the transactions set forth in this Agreement.

         10. Costs and Expenses. Seller will pay the cost of documentary transfer taxes, recordation costs, one-half of the escrow fee, and Seller's share of the prorations. Buyer will pay the premiums for the Title Policy (including any survey costs), one-half of the escrow fee, and Buyer's share of the prorations. The amount of such transfer taxes will not be posted on the Grant Deed but will be supplied by separate affidavit. If, as a result of no fault of Buyer or Seller, Escrow fails to close, Buyer and Seller will share equally all of Escrow Holder's fees and charges.

         11. Prorations and Credits. The following prorations and credits will be made between Seller and Buyer as set forth below:

             (a) Taxes.  Real property taxes on the
Property will be prorated on the basis that Seller is
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responsible for (i) all such taxes for fiscal years
occurring prior to the "Current Tax Period," and
(ii) that portion of such taxes for the Current Tax
Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax
Period to the Closing Date, inclusive, whether or not the same will be payable prior to the Closing Date. The phrase "Current Tax Period" refers to the fiscal year of the applicable taxing authority in which the Closing
Date occurs.

             (b) Utilities. All utilities relating to the Property (including, without limitation, water, sewer, gas and electric) will be prorated as of the Closing
Date. If the parties are unable to obtain appropriate information as of the Closing Date to calculate such prorations, such expenses will be estimated as of the Closing Date on the basis of the prior operating history of the Property.

In the event any prorations, apportionments or computations made under this Section 11 will require final adjustment, then the parties will make the appropriate adjustments promptly when accurate information becomes available and either party will be entitled to an adjustment to correct the same, provided that it makes written demand on the one from whom it is entitled to such adjustment within thirty (30) days after the Closing Date. Any corrected adjustment or proration will be paid in cash to the party entitled thereto.
 The provisions of this Section 11 will survive the Close of Escrow.

         12. Disbursements and Other Actions by Escrow
Holder. Upon the Close of Escrow, the Escrow Holder will promptly undertake all of the following in the manner indicated:

             (a) Prorations.  Prorate all matters
referenced in Section 11 based upon the statement delivered into Escrow signed by the parties.

             (b) Recording. Cause the Grant Deed and any other documents which the parties hereto may mutually direct to be recorded in the Official Records of San Francisco County, California in the order set forth in this subsection.
 Escrow Holder is instructed not to affix the amount of documentary transfer tax on the face of the Deed, but to supply the same by separate affidavit.

             (c) Funds. Disburse from funds deposited by or for Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant hereto in payment of such costs and disburse the balance of such funds, if any,
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to Buyer.

             (d) Documents to Buyer. Deliver to Buyer a conformed copy of the Grant Deed, and, when issued, the Title
Policy.

         13. Seller's Representations and Warranties. In consideration of Buyer's entering into this Agreement and as an inducement to Buyer to purchase the Property, Seller makes the following representations and warranties as of the date hereof and as of the Close of Escrow:

             (a) Authorization. Seller is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. This Agreement and the transactions contemplated herein have been duly and validly authorized, executed and delivered by Seller and no other action by Seller is requisite to the valid and binding execution, delivery and performance of this Agreement by Seller, except as otherwise expressly set forth herein.

             (b) Third Party Consents. No consents or waivers of or by any third party (including any governmental entity) are necessary to permit the consummation by Seller of the transactions contemplated pursuant to this Agreement.

             (c) Condemnation. There are no pending, or, to Seller's knowledge, threatened proceedings in eminent domain or otherwise, which would affect the Real Property or any portion thereof.

             (d) Foreign Person. Seller is not a "foreign person" within the meaning of the Section 1445(f)(3) of the Internal Revenue Code, and no portion of the Purchase Price is required to be withheld by Buyer pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

             (e) Litigation. There is no pending or, to Seller's knowledge, threatened litigation or administrative proceeding with respect to the Property, or which may impair
Seller's ability to sell the Property.

             (f) Contracts. There are no leases, service or other contracts (written or oral) affecting the Property.

         14. Buyer's Representations and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property to Buyer, Buyer represents and warrants that this Agreement and the transactions contemplated herein, have been duly and validly authorized, executed and delivered by Buyer and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement.
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         15. As-Is Conveyance.

             (a) Marketing Materials. No representations or warranties, express or implied, by operation of law or otherwise, are made as to the accuracy or completeness of the information contained in the materials regarding the Property prepared by Broker or Seller. To the extent Buyer desires to rely upon any information contained in such materials, Buyer independently will verify such information.

             (b) AS-IS. Except as expressly provided herein, Buyer will accept the Property on the Closing Date in its existing condition as of such date, "AS IS, WHERE IS AND WITH ALL FAULTS," without any representation or warranty of any kind, express or implied, including, but not limited to, with respect to such matters as title, zoning, use, economic feasibility, soil, occupancy, capital and tenant improvements, compliance or conformity with building, fire and other codes, environmental conditions and any and all other physical conditions. Buyer hereby acknowledges that it has been afforded full opportunity to and has fully investigated such matters to its satisfaction prior to entering into this Agreement and/or will investigate such matters fully during the Due Diligence Period and will purchase the Property based solely upon such investigations.
 Buyer hereby releases Seller and Seller's partners and agents from all claims, liabilities, demands and causes of action of any kind whatsoever, known or unknown, with respect to any of the foregoing matters and specifically waives the provisions of California Civil Code Section 1542 regarding the matters covered by a general release (a copy of which statute is attached hereto as Exhibit "E"). Buyer hereby releases Seller from any and all claims and causes of action of any kind whatsoever, whether statutory, contractual, under tort principles, or at law or in equity including, without limitation, any claims under the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), 42 U.S.C. ??9601 et seq., and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ??6901 et seq., and corresponding state laws. Notwithstanding anything contained in this Section 15(b) to the contrary, Buyer does not release Seller from any claim based on the fraud (including the intentional misrepresentation or the intentional omission) of Seller. Furthermore, Seller will indemnify Buyer from any liability suffered by Buyer with respect to any claims for personal injury (or death) brought by a third party arising out of an event occurring on or about the Property during the period of Seller's ownership thereof; provided, however, that such indemnification will be only to the extent such claim(s) are covered by liability insurance maintained by Seller at the time of the event
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giving rise to such claim(s).

            (c) Non-Compliance with Laws.  Buyer
acknowledges that the Improvements are in extremely poor condition and that the Improvements are not in compliance with codes. Buyer will be responsible at its sole cost for complying with all laws respecting the Improvements and the Property and the transfer thereof, including all ordinances relating to energy conservation, ADA, seismic upgrading and environmental remediation.

         16. LIQUIDATED DAMAGES.  IF BUYER COMMITS A
DEFAULT UNDER THIS AGREEMENT AND THE CLOSE OF ESCROW FAILS TO OCCUR BY REASON OF SUCH DEFAULT, THEN IN SUCH EVENT, THE ESCROW HOLDER MAY BE INSTRUCTED BY SELLER TO CANCEL THE ESCROW AND SELLER WILL THEREUPON BE RELEASED FROM ITS OBLIGATIONS HEREUNDER. BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER'S DAMAGE BY REASON OF BUYER'S DEFAULT. ACCORDINGLY, BUYER AND SELLER AGREE THAT IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER THE DEPOSIT AS "LIQUIDATED DAMAGES" LESS THE ESCROW HOLDER'S CHARGES.

         SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THE AWARD OF THE DEPOSIT IS REASONABLE AS LIQUIDATED DAMAGES AND WILL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY REASON OF BUYER'S DEFAULT. ACCORDINGLY, IF BUYER COMMITS A DEFAULT UNDER THE AGREEMENT AND THE CLOSE OF ESCROW FAILS TO OCCUR SOLELY BY REASON OF SUCH DEFAULT, SELLER MAY INSTRUCT THE ESCROW HOLDER TO CANCEL THE ESCROW WHEREUPON SELLER WILL BE RELIEVED FROM ALL LIABILITY HEREUNDER, AND, PROMPTLY FOLLOWING ESCROW HOLDER'S RECEIPT OF SUCH INSTRUCTION, ESCROW HOLDER WILL
(i) CANCEL THE ESCROW, (ii) PAY ALL OF ESCROW HOLDER'S CHARGES FROM THE DEPOSIT THEN HELD BY ESCROW HOLDER, AND
(iii) DISBURSE TO SELLER THE REMAINDER OF THE DEPOSIT. IF THE CLOSE OF ESCROW FAILS TO OCCUR FOR ANY REASON OTHER THAN BUYER'S DEFAULT UNDER THIS AGREEMENT, BUYER'S SOLE REMEDIES WILL BE EITHER (i) TO TERMINATE THIS AGREEMENT AND TO CAUSE THE ESCROW HOLDER TO DISBURSE TO BUYER ALL OF THE DEPOSIT THEN HELD BY ESCROW HOLDER, PLUS THE ACCRUED INTEREST THEREON, LESS BUYER'S SHARE OF ESCROW CANCELLATION CHARGES; OR TO SEEK SPECIFIC PERFORMANCE. WITHOUT LIMITING THE FOREGOING PROVISIONS OF THIS PARAGRAPH, SELLER WAIVES ANY AND ALL RIGHTS WHICH SELLER OTHERWISE WOULD HAVE HAD UNDER CALIFORNIA CIVIL CODE SECTION 3389 TO SPECIFICALLY ENFORCE THIS AGREEMENT. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 16 AND BY
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THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS
TERMS.

         Seller's Initials              Buyer's Initials
               /s/ MJS                       /s/ JHS
             __________                     __________

         17. Damage or Condemnation Prior to Closing.
Seller will promptly notify Buyer of any casualty to the Property or any condemnation proceeding commenced prior to the Close of Escrow. If any such damage materially and adversely affects the Land (as opposed to the Improvements) or if any condemnation proceeding relates to or may result in the loss of any material portion of the Land or materially and adversely affects Buyer's proposed use of the Property, then within five (5) days after receipt of notice from Seller Buyer may, at its option, elect either to: (i) terminate this Agreement, in which event the entire Deposit will be returned to Buyer and neither party will have any further rights or obligations hereunder, or (ii) continue the Agreement in effect. Upon the Close of Escrow, Buyer will be entitled to any insurance proceeds, compensation, awards, or other payments or relief resulting from such casualty or condemnation proceeding.

         18. Notices. All notices or other communications required or permitted hereunder will be in writing, and will be personally delivered or sent by reputable overnight carrier and will be deemed received upon the earlier of
(i) if personally delivered, the date of delivery to the address of the person to receive such notice, or (ii) if sent by reputable overnight carrier, one (1) business day after the date of posting.

     To Buyer:           Julie H. Stein
                         SKS Investments LLC
                         c/c Stein Kingsley Stein
                         235 Montgomery Street
                         San Francisco, CA  94104
                         Attention:
                         Tel:  415-393-9666

     With a copy to:     Coblentz, Patch, Duffy & Bass, LLP
                         222 Kearny Street, 7th Floor
                         San Francisco, CA  94108
                         Attention:  Michael L. Meyers, Esq.
                         Tel:  415-391-4800



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      To Seller:         Macor, Inc.
                         Five Thomas Mellon Circle
                         San Francisco, CA  94134
                         Attention:  Michael J. Mahoney
                         Tel:  (415) 330-1196

      With a copy to:    Howard, Rice, Nemerovski, Canady,
                           Falk & Rabkin
                         A Professional Corporation
                         Three Embarcadero Center
                         Seventh Floor
                         San Francisco, CA  94111-4065
                         Attention:  Thomas A. Larsen, Esq.
                         Tel:  (415) 434-1600

      and a copy to:     Peter W. Cliff
                         The Cliff Company
                         1300 22nd Street
                         San Francisco, CA  94107
                         Tel:  (415) 648-7700

      To Escrow Holder:  As Set Forth On Page 1

Notice of change of address will be given by written notice in the manner detailed in this Section. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to constitute receipt of the notice, demand, request or communication sent.

         19. Broker. Seller has engaged The Cliff Company ("Broker") in connection with the sale of the Property and a commission equal to five percent (5%) of the Purchase Price (as it may be reduced pursuant to Section 3(a)) will be payable on the Closing Date. Broker will share 50% of such commission with the CAC Group. Seller in no event will be liable for any other commissions. Each party agrees to defend, indemnify and hold harmless the other party from any claims, losses, damages, expenses, costs or liabilities (including, without limitation, reasonable attorneys' fees) arising in connection with the breach of that party's representations, warranties or covenants under this Section.

         20. Arbitration. Any dispute hereunder will be resolved by a representative designated by JAMS/Endispute ("JAMS") in San Francisco, California pursuant to
Sections 1280 et seq. of the California Code of Civil Procedure. The parties each initially will advance fifty percent (50%) of all arbitration fees as and when payable. The prevailing party in such arbitration will be entitled to have and recover from the other party all costs and expenses of arbitration, including reasonable attorneys' fees.
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         21. Assignment.  Except to an entity owned or
controlled by Buyer, or an entity in which Buyer is the managing member or co-managing member, Buyer may not assign, transfer or convey its rights or obligations under this Agreement without the prior written consent of Seller, and then only if Buyer's assignee assumes in writing all of Buyer's obligations hereunder.

         22. Seller's Indemnification. Seller will indemnify, defend and hold harmless Buyer, from and against any and all obligations, liabilities, claims, liens, encumbrances, losses, damages, costs and expenses, including without limitation, attorneys' fees, incurred by Buyer as a result of any breach by Seller of the representations or warranties contained in Section 13 of this Agreement. After the Closing Date, the foregoing indemnification will be Buyer's sole remedy in the event of any such breach by Seller.

         23. Section 1031 Exchange. Seller and Buyer each reserve the right to restructure this transaction so that either of them may effect a simultaneous or non-simultaneous tax-deferred exchange pursuant to and in accordance with the provisions of Internal Revenue Code Section 1031. Seller and Buyer will cooperate with one another in this regard, and each agrees to execute such additional documents and instruments as may be necessary and desirable for the other party to effect such exchange with and to only each other or an exchange intermediary, including exchange agreement, purchase and sale agreements, escrow instructions, deeds and other instruments. However, neither Seller nor Buyer will be required to cooperate with such exchange if such cooperating party (a) is not provided with written notice to such effect at least five (5) calendar days prior to the Closing Date, or
(b) is or will be required: (i) to incur any additional liability or financial obligations as a consequence of such exchange; (ii) to assume any continuing liabilities; (iii) to make any warranties or representations of any nature to the other party hereto or to any other party other than with respect to the Property; or (iv) to release the other Party hereto of any warranties and representations made herein.
All such involvement by either Seller or Buyer or both, as the case may be, with respect to the exchange of the other party will be at no cost or expense to such involved party, and the exchanging party will hold harmless and indemnify the cooperating party hereto from any and all liabilities, claims, losses or actions of any nature which the cooperating party incurs or to which it may be exposed as a result of its participation in such exchange. This Agreement is not subject to or contingent upon either party's ability to effectuate an exchange, and if either Seller or Buyer, as the case may be, is unable to effect such an exchange on the
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
Closing Date such party will in all events be required to complete the disposition or acquisition of the Property, as the case may be, on the Closing Date.

         24. Miscellaneous.

             (a) Survival of Covenants. The covenants, representations and warranties of both Buyer and Seller set forth in this Agreement will survive the recordation of the Grant Deed and the Close of Escrow.

             (b) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

             (c) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which, together, will constitute one and the same instrument.

             (d) Captions. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and will not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

             (e) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement will not be deemed to confer any rights upon, nor obligate any of the parties thereto, to any person or entity other than the parties hereto.

             (f) Exhibits and Schedules. The Exhibits attached hereto are hereby incorporated herein by this reference.

             (g) Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

             (h) Waiver. The waiver or failure to enforce any provision of this Agreement will not operate as a waiver of any future breach of any such provision or any other provision hereof.

             (i) Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.
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
             (j) Fees and Other Expenses.  Except as
otherwise provided herein, each of the parties will pay its own fees and expenses in connection with this Agreement.

             (k) Entire Agreement.  This Agreement
supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party will be of any effect unless it is in writing and executed by the party to be bound thereby.

             (l) Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the successors and assigns of the parties hereto.




















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


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first-above written.

           "Seller"      Macor, Inc.,
                         a California corporation


                         By: /s/ Michael J. Sangiacomo
                                   President


           "Buyer"       SKS Investments LLC,
                         a Delaware Limited Liability company


                         By: /s/ Julie H. Stein
                                 Julie H. Stein
                                 Member

Acceptance by Escrow Holder:

          First American Title Insurance Company hereby acknowledges that it has received a fully executed counterpart of the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow
Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.


Dated:  April 9, 1998          FIRST AMERICAN TITLE INSURANCE
                               COMPANY


Escrow No.SP276188             By: /s/ Virginia Bressman

                               Its: Senior Escrow Officer














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